Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in SI Financial Group, Inc. Registration Statement Nos. 333-119685 and 333-125659 on Forms S-8 of our report dated March 16, 2009 relating to our audit of the consolidated financial statements of SI Financial Group, Inc. and subsidiaries as of December 31, 2008 appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 24, 2009